Exhibit 99.1

Chatham Asset Management Completes Acquisition of RRD

Thomas J. Quinlan Appointed President and Chief Executive Officer

Chicago, February 25, 2022 – Chatham Asset Management, LLC (“Chatham”), a leading private investment firm, and R. R. Donnelley & Sons Company (“RRD” or the “Company”) today announced that they have completed a transaction in which affiliates of Chatham have acquired RRD for $10.85 per share in cash. The acquisition was previously announced on December 14, 2021, and RRD stockholders approved the transaction at the Special Meeting of Stockholders held on February 23, 2022.

With the completion of the transaction, RRD expects its common stock will cease trading on the New York Stock Exchange before market open on February 28, 2022. In connection with the completion of the transaction, Thomas J. Quinlan has assumed the role of President and Chief Executive Officer of RRD.

“We are excited about the next chapter in RRD’s journey, and I am personally thrilled to be leading the Company once again,” said Thomas Quinlan, RRD President and Chief Executive Officer. “Importantly, I am grateful to RRD’s employees, whose dedication and hard work have contributed to the Company’s success and momentum. Together with Chatham, we expect we will remain the industry leader in marketing and business communications and continue to meet the evolving needs of our clients.”

Mr. Quinlan is a seasoned executive with significant experience leading and growing business-to-business manufacturing and services companies. He is deeply familiar with RRD and the print and digital marketing and business communications industries, having served as President and Chief Executive Officer of RRD from 2007 to 2016, and Chairman, President and Chief Executive Officer of LSC Communications from 2016 to 2020 following its spin-off from the Company.

“We are pleased to finalize our acquisition of RRD and officially embark on our partnership with the Company. We look forward to working with Tom and his talented team and are optimistic about what lies ahead for RRD,” said Evan Ratner, Partner and Portfolio Manager at Chatham.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 25,000 clients and 32,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

Contact:

Johan Nystedt

investor.info@rrd.com

630-322-7111